CERTIFICATE OF DESIGNATIONS

establishing the

Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of

SERIES 2008 PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

         China Shuangji Cement Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, and pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended through the date hereof, if amended, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.0001 per share and hereby states the Designations and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATIONS AND AMOUNT

The Designation of this series, which consists of 30,000,000 shares of Preferred Stock, is the Series 2008 Convertible Preferred Stock (the “Series 2008 Preferred” shares”). The rights, preferences, restrictions and other matters relating to the Series 2008 Preferred shares are as set forth herein.

II. DIVIDENDS

The holders of the Series 2008 Preferred shares shall not be entitled to receive dividends on the Series 2008 Preferred shares.

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A.  “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.  “Closing Bid Price” means, for any security as of any date, the last sales price of such security on the OTC Bulletin Board (the “OTC”) or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Board of Directors of the Corporation if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the closing bid price of such security on a national exchange or other trading market for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

C.  “Common Stock” means shares of the Corporation’s common stock, par value $0.0001 per share.

D.  “Conversion Date” means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

IV. CONVERSION

A.  Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article IV, each holder of shares of Series 2008 Preferred shares may, so long as at least one of the following triggering events has occurred before conversion, but not before the expiry of six (6) months from the date of issue of such shares (“Issuance Date”),  and from time to time thereafter, convert (an “Optional Conversion”) each of its shares of Series 2008 Preferred shares into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the Conversion Ratio set out in Paragraph B of this Article IV:

(1)

The Corporation consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors; and/or

(2)

The Corporation having four (4) consecutive quarters of positive cash flow as reflected on the Corporation’s financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and filed with the Securities and Exchange Commission (the “SEC”); and/or.

(3)

The Closing Bid Price of any shares of the Corporation’s Common Stock is equal to or in excess of $1.00 per share; and/or

(4)

The Closing Bid Price of any shares of the Corporation’s Common Stock is equal to or less than $0.001 per share.

B. Conversion Ratio.   Each share of Series 2008 Preferred will initially be convertible to one (1) share of the Corporation’s Common Stock (“Conversion Ratio”). The Conversion Ratio shall be subject to adjustment as provided herein.

C. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (a) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (b) surrender or cause to be surrendered the original certificates representing the Series 2008 Preferred shares being converted (the “Preferred Stock Certificates “), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required hereby.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XV.B) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (a) that number of shares of Common Stock issuable upon conversion of such shares of Series 2008 Preferred shares being converted and (b) a certificate representing the number of shares of Series 2008 Preferred shares not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series 2008 Preferred shares.

(iii) No Fractional Shares. If any conversion of Series 2008 Preferred shares would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series 2008 Preferred shares shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Ratio, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

D.  Limitations on Conversions. The conversion of shares of Series 2008 Preferred shares shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If the Corporation is prohibited by NASDAQ Rule 4350(i), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series 2008 Preferred shares in excess of a prescribed amount (the “Cap Amount”) (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series 2008 Preferred shares in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall mean 19.99% of the Common Stock outstanding on the date of issuance of the Series 2008 Preferred shares (subject to adjustment upon a stock split, stock dividend or similar event). The Cap Amount shall be allocated pro rata to the holders of Series 2008 Preferred shares as provided in Article XII.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VI.

V. RESERVATION OF SHARES OF COMMON STOCK

A.  Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series 2008 Preferred shares and thereafter the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the conversion of all of the Series 2008 Preferred shares outstanding at the then current Conversion Ratio thereof. The Reserved Amount shall be allocated to the holders of Series 2008 Preferred shares as provided in Article XV.C.

B.  Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the “Authorization Trigger Date”) shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series 2008 Preferred shares, the Corporation shall immediately notify the holders of Series 2008 Preferred shares of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 100% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series 2008 Preferred shares at the then current Conversion Ratio.

VI. INABILITY TO CONVERT DUE TO CAP AMOUNT

Issuance Limitation. If the Corporation is prohibited by NASDAQ Rule 4350 or any successor or similar rule, or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded (a “Limitation Event”), from issuing all of the shares of Common Stock issuable upon complete conversion of the Series 2008 Preferred shares (without giving effect to the limitations on conversion and exercise contained in Article IV of this Certificate of Designations), the Corporation shall immediately notify the holders of such Limitation Event.

VII. REDEMPTION

The Series 2008 Preferred shares are not redeemable.

VIII. RANK AND PREFERENCE

A. The holders of Series 2008 Preferred shares shall have the right upon the liquidation, dissolution or winding up of the Corporation or in any other case in which  to receive the amount paid-up thereon plus all capital contributed for Series 2008 Preferred Shares in excess of par value, in preference and priority to any distributions on the Common Shares, and subordinate to any distributions on any other class or series of shares now existing or hereafter created.  If, the assets and funds available for distribution among the holders of the Series 2008 Preferred shares shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series 2008 Preferred shares shall be distributed ratably among such shares. After such payment shall be made in full to the holders of Series 2008 Preferred shares, the holders of Series 2008 Preferred shares shall not be entitled to any other payment or distribution in respect of such shares.

B.  The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

IX. ADJUSTMENTS TO THE CONVERSION RATIO

The Conversion Ratio shall be subject to adjustment from time to time as follows, in recognition of the relative risks assumed by the subscribers for Series 2008 Preferred shares and the Corporation:

1.

If, at any time on or after the date such Series 2008 Preferred shares are issued (“Issuance Date”),

A.

Stock Splits, Stock Dividends, Etc.

the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (“Split”),

a.

In the first twelve (12) months after the Issuance Date, then, the Conversion Ratio shall remain at the ratio it was prior to such event (for example, one Series 2008 Preferred share shall be exchangeable for one post-split Common Share);

b.

If there has been no Split within the first twelve (12) months after the Issuance Date, then, if there is a Split after the twelve (12) month anniversary of the Issuance Date, the Conversion Ratio shall be proportionately reduced (for example, if there is a 2 for 1 Split, one Series 2008 Preferred share shall be exchangeable for 2 post-Split Common Shares), or

B.

Reverse Splits, Etc.   the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (“Reverse Split”),

a.

In the first twelve (12) months after the Issuance Date, then, the Conversion Ratio shall remain at the ratio it was prior to such event (for example, one Series 2008 Preferred share shall be exchangeable for one post-Reverse Split Common Share)

b.

If there has been no Reverse Split within the first twelve (12) months after the Issuance Date, then, if there is a Reverse Split after the twelve (12) month anniversary of the Issuance Date, then the Conversion Ratio shall be proportionately increased (for example, if there is a 1 for 2 reverse split, two Series 2008 Preferred share shall be exchangeable for 1 post-Reverse Split Common Shares),

C.

In any such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

2.

Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article XI amounting to a more than 5% change in such Conversion Ratio, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series 2008 Preferred shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 2008 Preferred shares, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Ratio at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series 2008 Preferred shares.

X. VOTING RIGHTS

Except as otherwise expressly provided elsewhere in this Certificate of Designations or as otherwise required by law, each holder of Series 2008 Preferred shares (a) shall be entitled to vote on all matters submitted to a vote of the Preferred stockholders of the Corporation and shall be entitled to one vote per Series 2008 Preferred share on all such matters, (b) shall not be entitled to notice of or to vote at any meeting of the holders of Common Stock.

In connection with the foregoing, the Corporation shall provide each holder of Series 2008 Preferred shares with prior notification of any meeting of the Preferred stockholders (and copies of proxy materials and other information sent to such stockholders) at the same time such notice and materials are provided to the holders of other series of Preferred stock.

XI. RESTRICTIONS ON RESALE - PROTECTIVE PROVISIONS

In addition to any restrictions imposed by applicable law, no Series 2008 Preferred share, may be transferred, assigned, sold, encumbered, or otherwise alienated in the first six (6) months after its issue.

XII. MISCELLANEOUS

A.  Cancellation of Series 2008 Preferred shares. If any shares of Series 2008 Preferred shares are converted pursuant to Article IV or repurchased by the Corporation, the shares so converted or repurchased shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series 2008 Preferred shares.

B.  Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (a) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (b) in the case of mutilation, the

Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series 2008 Preferred shares.

C.  Allocation of Cap Amount and Reserved Amount. The initial Cap Amount (if applicable) and Reserved Amount shall be allocated pro rata among the holders of Series 2008 Preferred shares based on the number of shares of Series 2008 Preferred shares issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series 2008 Preferred shares based on the number of shares of Series 2008 Preferred shares held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series 2008 Preferred shares, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series 2008 Preferred shares shall be allocated to the remaining holders of shares of Series 2008 Preferred shares, pro rata based on the number of shares of Series 2008 Preferred shares then held by such holders.

D.  Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series 2008 Preferred shares, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series 2008 Preferred shares shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations.

E.  Remedies Cumulative. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series 2008 Preferred shares and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series 2008 Preferred shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

F.  Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series 2008 Preferred shares granted hereunder may be waived as to all shares of Series 2008 Preferred shares (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series 2008 Preferred shares then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

G.  Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 15th day of July, 2008.

China Shuangji Cement Ltd.

By:   /s/ Wenji Song

Name:  Wenji Song

Title:  President